Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to the Registration Statement on Form F-4 (File No. 333-110362) of Celestica Inc. of our report dated January 28, 2003, except for Note 1 and Note 20, as to which the date is March 27, 2003, relating to the financial statements and financial statement schedule, which appears in Manufacturers' Services Limited's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the headings "Experts" and "Selected Historical Consolidated Financial Data of MSL" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts
February 9, 2004